Prudential Jennison Natural Resources Fund, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077


January 24, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Rule 24f-2 Notice for Prudential Jennison Natural Resources Fund, Inc.
	File Nos. 811-05206 and 033-15166


     On behalf of the Prudential Jennison Natural Resources Fund, Inc. enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-1220.



      Very truly yours,

       /s/ M. Sadiq Peshimam
       		M. Sadiq Peshimam
      Assistant Treasurer